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                                                                  Exhibit(10)(s)

     Relocation Agreement between The Lubrizol Corporation and Joe E. Hodge


         The Lubrizol Corporation agreed to pay the relocation expenses for Joe
E. Hodge, Vice President, to move from Ohio back to his home state of Texas, at the time of his assignment to Ohio in 1993. His relocation back to Texas occurred December 2003. The expenses, including tax gross-ups, were approximately $107,000 and were paid using Lubrizol's relocation policy as a guide.